Exhibit 5.1

[WINSTEAD PC LETTERHEAD]

August 9, 2011

Forbes Energy Services Ltd.

3000 South Business Highway 281

Alice, Texas 78332

Gentlemen:

We have acted as counsel to Forbes Energy Services Ltd., a company currently incorporated under the laws of Bermuda (as presently incorporated, “Forbes Bermuda”), in connection with the filing of the registration statement on Form S-4 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed conversion of Forbes Bermuda into a Texas corporation (the “Conversion”) under the name “Forbes Energy Services Ltd.” (as incorporated in Texas, “Forbes Texas”).

In rendering the opinions expressed below, we have reviewed an execution copy of each of the following documents and instruments:

(i) a draft of the plan of conversion, certificate of formation and certificate of conversion of Forbes Texas to be filed with the Secretary of State of Texas (collectively, the “SoS Documents”);

(ii) a draft of the bylaws of Forbes Texas to be adopted thereby (the “Bylaws”); and

(iii) the Rights Agreement dated May 19, 2008, between Forbes Energy Services Ltd. and CIBC Mellon Trust Company (the “Rights Plan”), describing the Series A Junior Participating Preferred Share purchase rights (the “Rights”).

As the basis for the opinion hereinafter expressed, we have examined and relied upon such other records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

In addition, we have assumed the following matters, with your consent, for the purpose of rendering our opinion expressed herein:

(1) that Forbes Bermuda is, and at all times relevant for purposes of rendering our opinions as expressed herein was, duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda), and has, and at all times relevant for purposes of rendering our opinions as expressed herein had, the necessary power and authority to discontinue under the laws of Bermuda and continue in the State of Texas;

(2) that, at all times relevant for purposes of rendering our opinions as expressed herein, the laws of Bermuda permit and permitted, as applicable, Forbes Bermuda to discontinue under the laws of Bermuda and continue in the State of Texas;

(3) that the Company has taken all corporate action required under Bermuda law to authorize its discontinuance under the laws of Bermuda and continuance in the State of Texas;

Forbes Energy Services Ltd.

August 9, 2011

(4) that no order, consent, approval, license, authorization or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorize the discontinuance of the Company under the laws of Bermuda and its continuance in the State of Texas, and that the Company will publicly advertise the discontinuance at least fourteen days prior to the discontinuance and will provide notice of the discontinuance to the Registrar of Companies in Bermuda on or before the date of discontinuance, both pursuant to Bermuda law.

(5) that the current drafts of the SoS Documents, in the forms thereof submitted for our review, without alteration or amendment (other than filling in the appropriate date and making such other changes as appropriate) will be duly authorized and executed and thereafter be duly filed with the Secretary of State of Texas in accordance with Sections 10.102 and 10.106 of the Code, that no other certificate or document has been, or prior to the filing of SoS Documents will be, filed by or in respect of Forbes Texas with the Secretary of State and that Forbes Texas will pay all fees or other charges required to be paid in connection with the filing of the SoS Documents;

(6) that each common share and each preference share of Forbes Bermuda issued and outstanding immediately prior to the Conversion will be duly authorized, validly issued, fully paid and non-assessable; and

(7) that each Right associated with the common shares of Forbes Bermuda issued and outstanding immediately prior to the Conversion will be validly authorized by all necessary corporate action on the part of the Company.

(8) that the board of directors of Forbes Energy Services Ltd. are assumed to have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, upon the filing of the SoS Documents with the Secretary of State of Texas:

(i) Forbes Bermuda shall be converted into a Texas corporation and:

(ii) the issued and outstanding common shares, par value $0.04 per share (“Common Shares”), the Rights associated with such Common Shares, and the Series B Senior Convertible Preference Shares, par value $0.01 per share (Series B Shares”), of Forbes Bermuda shall be converted by operation of law into an equivalent number of validly issued and duly authorized shares of common stock, par value $0.04 per share (“Common Stock”), Rights associated with such Common Stock, and Series B Senior Convertible Preferred Stock, par value $0.01 per share (“Series B Stock”), of Forbes Texas, respectively; with such shares of Common Stock and Series B Stock of Forbes Texas being fully paid and non-assessable;

(iii) upon the conversion of the outstanding shares of Series B Stock in accordance with the terms of the certificate of designation governing such shares, the Common Stock issuable as a result thereof will be validly issued, duly authorized, fully paid and non-assessable;

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. Further, it should be understood that our opinion addresses the Rights and the Rights Plan in its entirety and not any particular provision of the Rights or the Rights Plan and that it is not settled whether the invalidity of any particular provision of the Rights Plan or the Rights issued thereunder would result in invalidating in their entirety such Rights.

We express no opinion as to the law of any jurisdiction other than Texas. We do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of effectiveness of the Registration Statement. The opinion expressed in this letter is provided as a legal opinion only and not as any guarantee or warranty of the matters discussed herein, and such opinion is strictly limited to the matters stated herein, and no other opinion may be implied therefrom.

We hereby consent to the reference to our firm under the heading “Validity of the Capital Stock” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Winstead PC

Winstead PC